Exhibit 99.1

Investor Contact:	Press Contact:
Stacey Fisher	Lorne Fisher
954-924-3427	954-258-1786
sfisher@fish-consulting.com	lfisher@fish-consulting.com

Guideline, Inc. (formerly FIND/SVP, Inc.) Reports Profitable Fourth Quarter and Year End Financial Results
-- Company Posts 25% Revenue and 171% Net Income Increases During Q4 --
-- Positive Cash Flow from Operations -

NEW YORK, March 23, 2006—Guideline, Inc. (OTCBB: GDLN), the nation’s only single-source provider of custom business research, which recently changed its name from FIND/SVP, Inc., today announced operating results for the fourth quarter and year ended December 31, 2005.

For the year ended December 31, 2005, revenues were $43,034,000, an increase of 12% versus revenues of $38,437,000 one year earlier. Net income attributable to common shareholders for the year was $412,000, or $0.02 per share, a substantial improvement over a loss of $(2,098,000), or $(0.12) per share, in the prior year.

EBITDA for the year was $2,413,000, a 306% increase over EBITDA of $595,000 one year earlier. EBITDA for 2005, exclusive of the effects of non-cash stock compensation expense, was $3,044,000 as compared to $1,191,000 in the prior year. Operating income was $983,000 compared to $(256,000) in the prior year.

The EBITDA, operating income, and net income results for 2005 and 2004 include $1,066,000 in pre-tax acquisition and other non-recurring charges and $631,000 in non-cash stock compensation expense for the respective period in 2005, and $1,677,000 in non-recurring charges and $596,000 in non-cash stock compensation expense for the respective period in 2004.

Adjusted EBITDA (which excludes the above-noted acquisition and non-recurring charges) for the year ended December 31, 2005 increased 51% to $3,479,000 from $2,305,000 in the prior year. Adjusted EBITDASC, exclusive of non-cash stock compensation expense was $4,110,000, representing a 42% increase over $2,901,000 in the prior year.

Revenues in the fourth quarter of 2005 were $11,486,000, an increase of 25% versus revenues of $9,205,000 in the prior year. Net income attributable to common shareholders for the fourth quarter was $513,000, or $0.03 per basic and $0.02 per fully diluted share, as compared to a loss of $(721,000), or $(0.04) per basic and fully diluted share in the fourth quarter of the prior year.
-- more --

EBITDA for the quarter was $1,046,000, which favorably compares to EBITDA of $(266,000) in the prior year. Operating income for the fourth quarter increased 221% to $452,000 compared to $(373,000) in the prior year. EBITDA for the quarter, exclusive of the effects of non-cash stock compensation expense, was $1,194,000, as compared to ($41,000) in the fourth quarter of the prior year, and $1,224,000 in the third quarter of 2005.

Cash flow from operations for the year was $2,715,000, as compared to $(1,078,000) in the same period of the prior year.

As of December 31, 2005, Guideline, Inc. had cash on hand of $2,697,000, short and long term debt of $3,005,000 and $3,389,000, respectively, and shareholders’ equity of $21,328,000.

Guideline Chief Executive Officer David Walke said, “2005 was another year of strong progress for Guideline. We ended the year as a profitable company generating strong cash flow. We made great strides in implementing programs and initiatives to migrate our customers upstream to take advantage of our continuum of primary and secondary business research services. Our recent name change to Guideline reflects our transformation to a research organization with an integrated suite of products and services that provides solutions for a substantial portion of our clients’ research needs. We look forward to a productive 2006.”

Guideline, Inc. also announced consolidated financial results for the year ended December 31, 2005, giving effect to the contributions of Atlantic Research and Signia Partners as if each had been acquired on January 1, 2005. Internal pro forma estimates for this period indicate revenues of approximately $45,519,000 and Adjusted EBITDA exclusive of stock compensation expense of $4,485,000. This equates to an Adjusted EBITDA margin of 9.9%, a 190 basis point increase over the first half of 2005 and a 390 basis point improvement in Adjusted EBITDA margin as compared to 2004.

*EBITDA, which is defined as net income (loss) before interest, income taxes, and depreciation and amortization, Adjusted EBITDA, which is defined as net income (loss) before interest, income taxes, and depreciation and amortization, compensation expense from options granted “in the money”, other income, and other non-recurring charges, Adjusted EBITDASC, which is defined as net income (loss) before interest, income taxes, and depreciation and amortization, total stock compensation expense, other income, and other non-recurring charges, and Normalized Earnings (Loss) Per Share, which is based on net income (loss) before stock compensation expense and other non-recurring charges, are presented in the earnings release because management believes that EBITDA, Adjusted EBITDA, Adjusted EBITDASC, and Normalized Earnings (Loss) Per Share are useful measures to investors, allowing them to focus on our recurring results of operations, and are common alternatives to measuring operating performance used by investors and financial analysts to measure value, cash flow and performance. Also, our credit facility, which contains a term note totaling $4,500,000, maturing in 2010, and a revolving loan facility totaling $4,500,000, includes financial and other covenants which are based on or refer to Adjusted EBITDA, Adjusted EBITDASC, and EBITDA. The non-GAAP financial measures described above should be considered in addition to, but not as a substitute for, other measures of financial performance prepared in accordance with GAAP. Pursuant to the requirements of Regulation G, Guideline has provided reconciliations in the attached financial information for the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Earnings Conference Call Information

Management will host a conference call today at 2:30 PM ET to review the fourth quarter and year end financial results. To access the call, dial (800) 370-0898. To listen to the live web cast go www.guideline.com in the Investor Relations area of the web site. A replay of the conference call will be available two hours after the call for five business days. Investors may access the replay by dialing (877) 519-4471 and entering the following pass code: 7061967. In addition, the call will be available over the Internet at www.guideline.com in the Investor Relations area of the web site.

About Guideline, Inc.

Guideline, Inc. (OTC Bulletin Board: GDLN) is the nation's only single-source provider of customized business research and analysis. Through its end-to-end continuum of On-Demand Business Research, Custom Market Research, Strategic Intelligence, and Product Development Intelligence. Guideline's research analysts create integrated solutions that enable clients to make informed decisions to address their critical business needs. Guideline specializes in nearly all major industries, including media and entertainment, healthcare and pharmaceuticals, financial and business services and consumer products. Guideline, Inc. is located at 625 Avenue of the Americas, New York, N.Y. 10011. More information is available by calling 212-645-4500 or visiting www.guideline.com.
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Forward-Looking Statements

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for the Company’s markets and the demand for its products and services, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new products and services introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

GUIDELINE, INC. COMPARATIVE
STATEMENTS OF INCOME (LOSS)

	Twelve Months Ended December 31
	2005	2004

Revenue	$43,034,000	$38,437,000

Operating income (loss)	$983,000	$(256,000)

EBITDA[1,2,4]	$2,413,000	$595,000

Adjusted EBITDA[1,2,4]	$3,479,000	$2,305,000

Income (loss) Before Income Taxes	$663,000	$(1,945,000)

Net income (loss)	$452,000	$(1,945,000)

Income (loss) attributable to common shareholders’[3,4]	$412,000	$(2,098,000)

Income (loss) Per Share - Basic & Diluted[4]	$0.02	$(0.12)

Weighted Average Shares
Outstanding - Basic	20,045,755	17,212,834
Outstanding - Diluted	21,631,473	17,212,834

1Adjusted EBITDA (000’s omitted) for the twelve months ended December 31, 2005 is as follows:

Net income	$452
Tax provision	211
Depreciation and amortization	1,349
Interest expense	401

EBITDA	$2,413
Non-recurring severance related to restructuring	909
Acquisition related integration costs	109
Sarbanes-Oxley 404 implementation fees	50
Other	(2)

Adjusted EBITDA	$3,479

2EBITDA (000’s omitted) for the twelve months ended December 31, 2004 is as follows:

Net loss	$(1,945)
Tax benefit	--
Depreciation and amortization	931
Interest expense	1,609

EBITDA	$595
Non-recurring severance	687
Lease related charge	512
Asset impairment	96
Stock compensation expense from “in the money”
Option grants	33
Other	382

Adjusted EBITDA	$2,305

[3]
Net income for the twelve months ended December 31, 2005 of $452,000 was reduced by preferred dividends of $40,000, resulting in net income attributable to common shareholders of $412,000. Furthermore, of the $631,000 of stock compensation expense, approximately $567,000 is not tax deductible and is therefore added back to pre-tax income for purposes of calculating the income tax provision.

[4]
Exclusive of $631,000 of stock compensation expense for the twelve months ended December 31, 2005, EBITDA and Adjusted EBITDA would have been $3,044,000 and $4,110,000, respectively, Income attributable to common shareholders would have been $1,043,000, and income Per Share-Basic and Diluted would have been $0.05.

GUIDELINE, INC. COMPARATIVE
STATEMENTS OF INCOME (LOSS)
(unaudited)

	Three Months Ended December 31
	2005	2004 (as restated5)

Revenue	$11,486,000	$9,205,000

Operating income (loss)	$452,000	$(373,000)

EBITDA[1,2,4]	$1,046,000	$(266,000)

Income (loss) Before Income Taxes	$460,000	$(395,000)

Net income (loss)	$523,000	$(711,000)

Income (loss) attributable to common shareholders’[3,4]	$513,000	$(721,000)

Earnings (loss) Per Share - Basic[4]	$0.03	$(0.04)
Earnings (loss) Per Share - Diluted[4]	$0.02	$(0.04)

Weighted Average Shares
Outstanding - Basic	20,302,427	19,396,091
Outstanding - Diluted	21,759,426	19,396,091

1EBITDA (000’s omitted) for the three months ended December 31, 2005 is as follows:

Net income	$523
Tax benefit	(63)
Depreciation and amortization	444
Interest expense	142

EBITDA
$1,046

2EBITDA (000’s omitted) for the three months ended December 31, 2004 is as follows:

Net loss	$(711)
Tax benefit	316
Depreciation and amortization	125
Interest expense	4

EBITDA	$(266)

[3]
Net income for the three months ended December 31, 2005 of $523,000 was reduced by preferred dividends of $10,000, resulting in income attributable to common shareholders of $513,000. Furthermore, the $148,000 of stock compensation expense is not tax deductible and is therefore added back to pre-tax income for purposes of calculating the income tax provision.

[4]
Exclusive of $148,000 of stock compensation expense for the three months ended December 31, 2005, EBITDA would have been $1,194,000, Income attributable to common shareholders would have been $661,000, and Earnings Per Share-Basic and Diluted would have been $0.03.

[5]
In 2004, the Company adopted the fair value method of accounting for stock based compensation prescribed by SFAS No. 123 under the modified prospective method permitted by SFAS No. 148. The adoption of SFAS No. 123 was effective January 1, 2004 and was reflected in the Company’s annual consolidated financial statements for the year ended December 31, 2004. Accordingly, the unaudited quarterly data for the three months ended December 31, 2004 as disclosed in the Company’s December 31, 2005 Annual Report on Form 10-K have been restated to reflect the adoption of SFAS No. 123.

The following is a summary of the effects of the adoption of SFAS No. 123 on the Company’s previously reported unaudited quarterly data for the three months ended December 31, 2004.

(in thousands)	As Previously Reported	As Restated for the Adoption of SFAS No. 123
For the three months ended:
Operating loss	$(468)	$(373)
Loss before benefit for income taxes	(491)	(395)
Net loss attributable to common shareholders	(816)	(721)

GUIDELINE, INC. ESTIMATED PRO FORMA FINANCIAL DATA
(unaudited)

Twelve Months Ended December 31
2005

Revenue	$45,519,000

Net income	$402,000

EBITDA1, [2]	$2,671,000

Adjusted EBITDA[1,2]	$3,854,000

Adjusted EBITDASC[2]	$4,485,000

1Pro Forma Adjusted EBITDA (000’s omitted) for the twelve months ended December 31, 2005 is as follows:

Pro Forma Net income	$402
Tax provision (benefit)	365
Depreciation and amortization	1,372
Interest expense	532

Pro Forma EBITDA	$2,671
Non-recurring severance related to restructuring	909
Acquisition related integration costs	109
Sarbanes-Oxley 404 implementation fees	50
Other	115

Pro Forma Adjusted EBITDA	$3,854

[2]
Exclusive of $631,000 of stock compensation expense for the twelve months ended December 31, 2005, Pro Forma EBITDA and Pro Forma Adjusted EBITDA would have been $3,302,000 and $4,485,000, respectively. Furthermore, of the $631,000 of stock compensation expense, approximately $567,000 is not tax deductible and is therefore added back to pre-tax income for purposes of calculating the income tax provision.

GUIDELINE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31	December 31
	2005	2004
Assets
Cash and cash equivalents	$2,697,000	$4,519,000
Accounts receivable, net	8,646,000	6,215,000
Deferred tax assets	386,000	696,000
Prepaid expenses and other current assets	671,000	1,240,000

Total Current Assets	12,400,000	12,670,000

Property, Plant & Equipment, net	2,572,000	2,336,000
Goodwill, net	18,245,000	12,214,000
Intangibles, net	2,522,000	1,002,000
Deferred tax assets	987,000	783,000
Deferred rent	31,000	335,000
Cash surrender value of life insurance	127,000	127,000
Non-marketable equity securities	81,000	23,000
Other assets	1,242,000	532,000

Total assets	$38,207,000	$30,022,000

Liabilities and Shareholders' Equity
Trade accounts payable	$2,425,000	$1,267,000
Accrued expenses and other	2,378,000	5,099,000
Unearned retainer income	4,311,000	3,472,000
Current maturities of notes payable	3,005,000	--
Total current liabilities	12,119,000	9,838,000

Notes payable	3,389,000	--
Deferred compensation and other liabilities	761,000	404,000

Total liabilities	16,269,000	10,242,000

Redeemable, convertible, preferred stock	610,000	570,000

Redeemable common stock	--	1,090,000

Shareholders' Equity	21,328,000	18,120,000

Total Liabilities and Shareholders' Equity	$38,207,000	$30,022,000